Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

March 12, 2025

CNH Industrial Capital LLC,
5729 Washington Avenue,
Racine, WI 53406.

CNH Industrial Capital America LLC,
5729 Washington Avenue,
Racine, WI 53406.

New Holland Credit Company, LLC,
5729 Washington Avenue,
Racine, WI 53406.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of debt securities (the “Securities”) of CNH Industrial Capital LLC, a Delaware limited liability company (the “Company”), and the related guarantees (the “Guarantees”) of the Securities by CNH Industrial Capital America LLC and New Holland Credit Company, LLC (each, a “Guarantor” and together, the “Guarantors”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Securities Act, the terms of the Securities and the Guarantees and of their issuance and sale have been duly established in conformity with the indenture relating to the Securities (the “Indenture”) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors, and the Securities and the Guarantees have been duly executed and, in the case of the Securities, authenticated in accordance with the Indenture, and issued and sold as contemplated in the Registration Statement, the basic prospectus included therein and the appropriate prospectus supplement or supplements, the Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

CNH Industrial Capital LLC
CNH Industrial Capital America LLC
New Holland Credit Company, LLC	-2-

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security or a related Guarantee would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified. We have also assumed that the authority granted in resolutions duly adopted by the Company’s and the Guarantors’ respective board of directors or board of managers, or a duly authorized committee thereof, will remain in effect at all relevant times and that no Securities or Guarantees will be issued or other action taken in contravention of any applicable limit established pursuant to such resolutions from time to time.

CNH Industrial Capital LLC
CNH Industrial Capital America LLC
New Holland Credit Company, LLC	-3-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Debt Securities and Guarantees” in the prospectus relating to the Company’s Securities and the related Guarantees included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP